Exhibit 99.1
CTI BioPharma Reports First Quarter 2019 Financial Results

SEATTLE, May 2, 2019 - CTI BioPharma Corp. (Nasdaq: CTIC) today reported its financial results for the first quarter ended March 31, 2019.

“Advancing our U.S. and European development program for pacritinib for the treatment of myelofibrosis patients with severe thrombocytopenia remains our top priority for 2019, and we anticipate multiple important milestone events for pacritinib this year,” said Adam R. Craig, M.D., Ph.D., President and Chief Executive Officer of CTI BioPharma. “We are currently preparing to meet with the U.S. Food and Drug Administration (FDA) and report the determination of an optimal dose of pacritinib in mid-2019, and we expect to begin enrolling a Phase 3 registration study of pacritinib soon after. We also anticipate announcing top-line safety and efficacy data from the Phase 2 study of pacritinib and are targeting presentation of the results at a scientific conference before the end of the year.”

Expected 2019 Milestones

•	FDA meeting and determination of the optimal dose of pacritinib - mid-2019

•	Commence enrollment in Phase 3 study of pacritinib in myelofibrosis patients with severe thrombocytopenia (platelet counts of less than 50,000 per microliter) - Q3 2019

•	Reporting of top-line efficacy and safety data from PAC203 Phase 2 study at a major medical meeting by the end of 2019

First Quarter Financial Results
Total revenues for the three months ended March 31, 2019 were $0.6 million compared to $10.8 million for the same period in 2018. The decrease in total revenues for the first quarter in 2019 compared to the same period in 2018 is primarily due to the recognition of $10.0 million in license and contract revenue in 2018 from Teva Pharmaceutical Industries Ltd. related to the achievement of a milestone for FDA approval of TRISENOX® (arsenic trioxide) for first-line treatment of acute promyelocytic leukemia.

Operating loss was $10.5 million for the first quarter of 2019, compared to operating loss of $4.3 million for the same period in 2018. Operating loss in the first quarter of 2019 as compared to operating loss in the same period in 2018 resulted primarily from the decrease in license and contract revenue as mentioned above.

Net loss attributable to common stockholders for the first quarter of 2019 was $10.8 million, or $(0.19) for basic and diluted loss per share, compared to net loss attributable to common stockholders of $4.1 million, or $(0.08) for basic and diluted loss per share, for the same period in 2018.

As of March 31, 2019, cash, cash equivalents and short-term investments totaled $62.3 million, compared to $67.0 million as of December 31, 2018. CTI BioPharma expects current cash, cash equivalents and short-term investments will enable it to fund operating and capital expenditures through the second quarter of 2020.

About CTI BioPharma Corp.
CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies for blood-related cancers that offer a unique benefit to patients and their healthcare providers. The CTI BioPharma lead product candidate, pacritinib, is being developed for the treatment of adult patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding, the timing of and results from clinical trials and other development activities related to pacritinib, the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of pacritinib, the anticipated timing of regulatory submissions and interactions, the efficacy of, and potential changes to, our clinical trial designs and anticipated enrollment, our ability to successfully develop and achieve milestones in the development of pacritinib, the anticipated benefits of pacritinib, the anticipated cost savings from the December 2018 workforce reduction and our expectations regarding sufficiency of cash resources and cash expenditures. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; cost savings from the December 2018 workforce reduction may be less than anticipated; our efforts to advance our pipeline may not be successful; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.
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CTI BioPharma Investor Contacts:
Maeve Conneighton/Maghan Meyers
+212-600-1902
cti@argotpartners.com

CTI BioPharma Corp. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)
	Three Months Ended March 31,
	2019	2018
Revenues:
License and contract revenue	$640	$10,846
Total revenues	640	10,846
Operating costs and expenses:
Research and development	5,172	9,685
Selling, general and administrative	5,206	5,497
Restructuring expenses	794	—
Total operating costs and expenses	11,172	15,182
Loss from operations	(10,532)	(4,336)
Non-operating income (expense):
Interest income	380	—
Interest expense	(294)	(288)
Amortization of debt discount and issuance costs	(130)	(134)
Foreign exchange (loss) gain	(238)	723
Total non-operating (expense) income, net	(282)	301
Net loss before noncontrolling interest	(10,814)	(4,035)
Noncontrolling interest	—	14
Net loss	(10,814)	(4,021)
Deemed dividends on preferred stock	—	(80)
Net loss attributable to common stockholders	$(10,814)	$(4,101)
Basic and diluted net loss per common share	$(0.19)	$(0.08)
Shares used in calculation of basic and diluted net loss per common share:	57,973	50,312

Balance Sheet Data (unaudited):	(amounts in thousands)
	March 31,	December 31,
	2019	2018
Cash and cash equivalents	$40,593	$36,439
Short-term investments	21,657	30,599
Working capital	49,367	59,437
Total assets	75,767	89,832
Current portion of long-term debt	4,812	4,812
Long-term debt, less current portion	8,064	9,267
Total stockholders' equity	44,587	52,939